EXHIBIT 99.1

8419 Terminal Road, P.O. Box 1430, Newington, VA 22122-1430
703.550.7000 Fax 703.550.0883
www.sensytech.com

NEWS RELEASE

For Immediate Release

Sensytech, Inc. Announces Q2 Results

NEWINGTON, VA, May 13, 2004 / Business Wire / — Sensytech, Inc. (NASDAQ: STST), today announced revenues and earnings for its second quarter ended March 31, 2004.

Revenues for the three months ended March 31, 2004 increased $1,166,000 or 9.1% to $14,019,000 compared to $12,853,000 for the prior year quarter. Revenue for the six months ended March 31, 2004 increased $2,108,000 or 8.6% to $26,684,000, compared to $24,576,000 for the prior year period.

Net income for the three months ended March 31, 2004 was $1,031,000, or $0.15 per diluted share, a decrease of 5.2% compared to $1,087,000 or $0.16 per diluted share for the prior year quarter. For the six months ended March 31, 2004 net income increased to $1,904,000, or $0.28 per diluted share, an increase of 0.7% compared to the prior year period of $1,891,000, or $.32 per diluted share.

S. Kent Rockwell, Chairman and CEO of Sensytech stated, “This quarter’s performance is very much in line with our expectations and concludes the anomalies of cost variance that we defined six months ago to occur as a result of the decision to move our production facilities from New Jersey to Pennsylvania. The resultant effects should be an increase in revenues and earnings as the new production facility and engineering facility now realizes improving efficiencies and utilization from an increasing level of new orders. The continuing quarters should reflect the beneficial impact of this strategic decision. Without this effort, we would not have been able to realize the growth goals for the company beyond 2005.

We are pleased to complete the addition of ISS in Winter Park, Florida, into our company. These imaging sensors will play an important part in the overall multi-sensor integration that is of growing interest to our customers.”

Financial Highlights

•	Revenue for the second quarter increased 9.1% over the prior year quarter to $14,019,000

•	Revenue for the six month period increased 8.6% over the prior year period to $26,684,000

•	Net Income for the second quarter of $1,031,000, or $0.15 per diluted share, down $.01 per diluted share, from the prior year quarter

•	Net Income for the six months period of $1,904,000, or $0.28 per diluted share, down $.04 per diluted share, from the prior year period

•	Funded Backlog for the second quarter was 24,638,000, a decrease of 16.7% from the prior year quarter funded backlog of $29,574,000

About SenSyTech Inc.

Sensytech, Inc. designs, develops and manufactures electronic support measures (ESM), electronic intelligence (ELINT), and threat warning systems, active electronic warfare (EW) systems, airborne imaging systems, communications reconnaissance systems and other special purpose communications equipment serving worldwide markets. Sensytech, through its predecessor companies, has been providing cutting edge technology applications and cost-effective systems solutions for three decades.

Statements in this press release which are not historical facts are forward-looking statements under the provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve risks and uncertainties. The Company wishes to caution readers that certain factors can cause the Company’s actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, the Company. The Company undertakes no obligation and does not intend to update, revise or otherwise publicly release the results of any revisions to these forward-looking statements that may be made to reflect future events or circumstances.

SENSYTECH, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2004	September 30, 2003
ASSETS	(unaudited)
CURRENT ASSETS
Cash and cash equivalents	$10,066,000	$13,445,000
Accounts receivable, net	13,695,000	15,916,000
Unbilled contract costs, net	12,091,000	8,486,000
Inventories	1,081,000	1,690,000
Prepaid income taxes	813,000	—
Deferred income taxes	657,000	793,000
Other current assets	284,000	328,000

TOTAL CURRENT ASSETS	38,687,000	40,658,000
PROPERTY AND EQUIPMENT	5,135,000	3,350,000
OTHER ASSETS
Deferred income taxes	196,000	224,000
Intangibles, net	83,000	133,000
Other assets	198,000	73,000

TOTAL ASSETS	$44,299,000	$44,438,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$2,111,000	$3,780,000
Accrued salaries, benefits, and related expenses	2,235,000	2,628,000
Other accrued expenses	917,000	862,000
Billings in excess of costs	540,000	1,172,000
Income taxes payable	—	63,000

TOTAL CURRENT LIABILITIES	$5,803,000	$8,505,000

STOCKHOLDERS’ EQUITY
Common Stock	67,000	66,000
Additional paid-in capital	25,830,000	25,172,000
Treasury stock, at cost	(534,000)	(534,000)
Retained earnings	13,133,000	11,229,000

TOTAL STOCKHOLDERS’ EQUITY	38,496,000	35,933,000

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$44,299,000	$44,438,000

SENSYTECH, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (unaudited)

	For the Three Months Ended		For the Six Months Ended
	March 31,		March 31,
	2004	2003	2004	2003
REVENUES
Contract revenues	$14,019,000	$12,853,000	$26,684,000	$24,576,000

COSTS AND EXPENSES
Cost of revenues	9,846,000	9,488,000	19,355,000	18,739,000
General and administrative expenses	2,526,000	1,559,000	4,224,000	2,622,000

Total cost and expenses	12,372,000	11,047,000	23,579,000	21,361,000

INCOME FROM OPERATIONS	1,647,000	1,806,000	3,105,000	3,215,000
OTHER INCOME (EXPENSES)
Interest income	25,000	38,000	42,000	43,000
Interest expense	—	(3,000)	—	(48,000)
Other income (expenses), net	3,000	3,000	7,000	(3,000)

INCOME BEFORE INCOME TAXES	1,675,000	1,844,000	3,154,000	3,207,000
INCOME TAX PROVISION	(644,000)	(757,000)	(1,250,000)	(1,316,000)

NET INCOME	$1,031,000	$1,087,000	$1,904,000	$1,891,000

PER SHARE AMOUNT
Basic earnings per share	$0.16	$0.17	$0.29	$0.33
Diluted earnings per share	$0.15	$0.16	$0.28	$0.32
WEIGHTED AVERAGE SHARES OUTSTANDING Basic average shares outstanding	6,535,498	6,434,177	6,516,999	5,734,112
Diluted average shares outstanding	6,696,681	6,598,020	6,684,195	5,876,308

FOR MORE INFORMATION, CONTACT:
Donald F. Fultz, Chief Financial Officer
don.fultz@sensytech.com
URL: www.sensytech.com